Exhibit D

KOVO FITNESS, LLC

FINANCIAL STATEMENTS

AND INDEPENDENT AUDITOR’S REPORT

INCEPTION ON MARCH 21, 2024

June 7, 2024

KOVO FITNESS, LLC

FINANCIAL STATEMENTS

MARCH 21, 2024

INDEPENDENT AUDITOR’S REPORT

To the Members of Kovo Fitness LLC:

Conclusion

We have reviewed the accompanying inception balance sheet of Kovo Fitness, LLC as of March 21, 2024. We obtained limited assurance that we are not aware of any material modifications that should be made to the financial statements referred to above, the balance sheet of Kovo Fitness, LLC as of March 21, 2024 to be in accordance with the accounting principles generally accepted in the United States of America.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to obtain limited assurance as a basis for reporting whether we are aware of any material modifications that should be made to the financial statements in order for the statements to be in accordance with accounting principles generally accepted in the United States of America. We conducted our review in accordance with Statements on Standards for Accounting and Review Services (SSARSs) promulgated by the Accounting and Review Services Committee of the AICPA and comply with the AICPA’s Code of Professional Conduct, including ethical principles of integrity, objectivity, professional competence, and due care. A review engagement primarily applying analytical procedures to your financial data and making inquiries of company management. A review engagement is substantially less in scope than an audit engagement, the objective of which is the expression of an opinion regarding the financial statements as a whole. A review engagement does not contemplate obtaining an understanding of the entity’s internal control; assessing fraud risk; testing accounting records by obtaining sufficient appropriate audit evidence through inspection, observation, confirmation, or the examination of source documents; or other procedures ordinarily performed in an audit engagement. Accordingly, we will not express an opinion regarding the financial statements.

Conclusion

We have obtained limited assurance that we are not aware of any material modifications that should be made to the financial statements referred to above for the statements to be in accordance with accounting principles generally accepted in the United States of America.

Financial statements for date ending May 31st, 2024 were also reviewed and limited assurance was obtained.

/s/ Eric Skoglund, CPA

Eric Skoglund, CPA CIA (New York #138482)

HMBLM Accounting, Inc.

PO Box 8283

White Plains, New York

June 7, 2024

KOVO FITNESS, LLC

INCEPTION BALANCE SHEET

As of MARCH 21, 2024

ASSETS

CURRENT ASSETS
Cash and cash equivalents	$0
Accounts Receivable	$0
Inventory	$0
Prepaid Expenses	$0

Total current assets	$0

NON-CURRENT ASSETS
Property, plant and equipment	$0
Accumulated Depreciation	$0
Total fixed assets, net	$0

Intangible Assets	$0
TOTAL ASSETS	$0

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts Payable	$0
Accrued Expenses	$0
Short-Term Debt	$0

Total current liabilities	$0

NON-CURRENT LIABILITIES
Long-Term Debt	$0

Total non-current liabilities	$0

TOTAL LIABILITIES	$0

MEMBERS’ EQUITY
Member Contributions	$0
Retained Earnings	$0
TOTAL STOCKHOLDERS’ EQUITY	$0
TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$0

KOVO FITNESS, LLC

NOTES OF FINANCIAL STATEMENTS

For the Year Ended MARCH 21, 2024

NOTE 1 – THE COMPANY

Kovo Fitness, LLC (“Company”), corporation, was registered in Wilmington, North Carolina in March 2024. The Company operates as a corporation for both US Federal and North Carolina State tax reporting purposes.

NOTE 2 – SIGNIFICANT MATTERS

Basis of Accounting

The financial statements of the Company are prepared on the cash method of accounting, which recognizes revenue and expenses when cash is received and paid respectively.

Intangible Assets

Intangible assets are recorded at historical cost and will be amortized over the useful life of the asset.

Liquidity

Assets are presented in the inception balance sheet according to their nearness of conversion to cash and liabilities according to the nearness of their maturity and resulting use of cash.

KOVO FITNESS, LLC

INCOME STATEMENT

Ending MAY 31, 2024

REVENUE
Sales	$0
TOTAL OPERATING REVENUE	$0

OPERATING EXPENSE
Supplies Expense	$0
Depreciation Expense	$0
Rent Expense	$0
Other Operating Expenses	$0
Meals & Entertainment	$0
Computer hosting and service fees	$39.81
Legal and professional services	$0
Travel & Lodging	$0
Bank service charges	$0
Taxes and fees	$0
Postage	$0
Office Expenses	$0
Communications	$0
Officers’ Compensation	$0
Website Expenses	$192.00
TOTAL EXPENSE	$231.81

Other Income	$0
TOTAL OTHER INCOME	$0

NET LOSS	$(231.81)

See accompanying notes to financial statements.

KOVO FITNESS, LLC

STATEMENT OF RETAINED EARNINGS

Ending MAY 31, 2024

Retained earnings, January 1, 2024	$0
Less: Net Loss	$231.81
Less: Dividends	-
RETAINED EARNINGS, MAY 31, 2024	$(231.81)

See accompanying notes to the financial statements.

KOVO FITNESS, LLC

INCEPTION BALANCE SHEET

Ending MAY 31, 2024

ASSETS

CURRENT ASSETS
Cash and cash equivalents	$362.69
Accounts Receivable	$0
Inventory	$0
Prepaid Expenses	$0

Total current assets	$362.69

NON-CURRENT ASSETS
Property, plant and equipment	$0
Accumulated Depreciation	$0
Total fixed assets, net	$0

Intangible Assets	$5,305.50
TOTAL ASSETS	$5,668.19

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts Payable	$0
Accrued Expenses	$0
Short-Term Debt	$0

Total current liabilities	$0

NON-CURRENT LIABILITIES
Long-Term Debt	$0

Total non-current liabilities	$0

TOTAL LIABILITIES	$0

MEMBERS’ EQUITY
Member Contributions	$5,900.00
Retained Earnings	$(231.81)
TOTAL STOCKHOLDERS’ EQUITY	$5,668.19
TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$5,668.19